As filed with the Securities and Exchange Commission on September 21, 2011
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0333165 (I.R.S. Employer Identification No.)

2635 Technology Forest Blvd. The Woodlands, Texas (Address of principal executive offices)	77381 (Zip Code)

2010 Stock Incentive Plan 2004 Compensatory Stock Option Plan
(Full title of the plans)

Neil K. Warma
President and Chief Executive Officer
Opexa Therapeutics, Inc.
2635 Technology Forest Blvd.
The Woodlands, Texas  77381
 (Name and address agent for service)

(281) 775-0600
(Telephone number, including area code, of agent for service)

Copy to:
Mike Hird, Esq.
Patty M. DeGaetano, Esq.
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, California  92130
(619) 234-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, $.01 par value: To be issued under the	3,085,808	$1.35	$4,150,411.76	$481.86
2010 Stock Incentive Plan

Common Stock, $.01 par value: To be issued under the Option	514,192	$1.35	$691,588.24	$80.29
2004 Compensatory Stock Plan

Total	N/A	N/A	N/A	$562.15

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock to be offered or sold pursuant to the above-named plans that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.   In addition, the number of shares available for issuance under the 2010 Stock Incentive Plan may be increased from time to time by shares of common stock subject to outstanding options under the registrant’s 2004 Compensatory Stock Option Plan (“2004 Plan”) that are forfeited or terminate prior to exercise and would otherwise be returned to the share reserve under the 2004 Plan, up to a stated maximum.

(2)
Represents the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on September 15, 2011, a date within five business days prior to the date of filing of this registration statement.

(3)
Computed in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on September 15, 2011.

____________________
The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*

*        Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 8, 2011.

(b)	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 filed on May 6, 2011, and the quarterly period ended June 30, 2011 filed on August 11, 2011.

(c)	Current Reports on Form 8-K filed on January 5, 2011, February 7, 2011, February 8, 2011, June 30, 2011 and September 12, 2011.

(d)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-33004) filed on August 30, 2006, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Pillsbury Winthrop Shaw Pittman LLP, San Diego, California.

Item 6.	Indemnification of Directors and Officers.

Section 8.101 of the Texas Business Organizations Code (the “TBOC”) authorizes the Registrant to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed action or other proceeding, because the person is or was a director or officer, against judgments and reasonable expenses actually incurred by the person in connection with the threatened, pending or completed action or other proceeding.  The Registrant is required by Section 8.051 of the TBOC to indemnify a director or officer against reasonable expenses actually incurred by him or her in connection with a threatened, pending, or completed action or other proceeding in which he or she is a named defendant or respondent because he or she is or was a director or officer if he or she has been wholly successful, on the merits or otherwise, in the defense of the action or proceeding.

The Registrant’s amended and restated articles of incorporation provide that none of its directors shall be personally liable to the Registrant or its shareholders for monetary damages for an act or omission in such director’s capacity as a director; provided, however, that the liability of such director is not limited to the extent that such director is found liable for (i) a breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of the director is expressly provided by an applicable statute.

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that the Registrant shall indemnify its officers, directors, agents and any other persons to the fullest extent permitted by applicable law.  The Registrant’s directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such.  Pursuant to terms of their employment contracts, certain of the Registrant’s officers are entitled to indemnification in their capacity as such and to the fullest extent permitted by applicable law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8: Exhibits.

Exhibit No.	Description
4.1	June 2004 Compensatory Stock Option Plan (incorporated by reference to Exhibit B to the Registrant’s Definitive Information Statement on Schedule 14C filed on June 29, 2004).

4.2	Certificate of Amendments to the Opexa Therapeutics, Inc. June 2004 Compensatory Stock Option Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Form 10-K filed on March 5, 2010).

4.3	2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on September 14, 2010).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of MaloneBailey, LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9: Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (although notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The Woodlands, State of Texas, on the 21st day of September, 2011.

OPEXA THERAPEUTICS, INC.

By	/s/ Neil K. Warma
Neil K. Warma
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil K. Warma his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Neil K. Warma	President, Chief Executive Officer, Acting	September 21, 2011
Neil K. Warma	Chief Financial Officer and Director
(Principal Executive, Accounting and
Financial Officer)

/s/ David Hung	Director	September 21, 2011
David Hung

/s/ David E. Jorden	Director	September 21, 2011
David E. Jorden

/s/ Michael S. Richman	Director	September 21, 2011
Michael S. Richman

/s/ Scott B. Seaman	Director	September 21, 2011
Scott B. Seaman

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	June 2004 Compensatory Stock Option Plan (incorporated by reference to Exhibit B to the Registrant’s Definitive Information Statement on Schedule 14C filed on June 29, 2004).

4.2	Certificate of Amendments to the Opexa Therapeutics, Inc. June 2004 Compensatory Stock Option Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Form 10-K filed on March 5, 2010).

4.3	2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on September 14, 2010).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of MaloneBailey, LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).